Exhibit 10.11
Execution Version
FORWARD INTEREST PURCHASE AGREEMENT
This FORWARD INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into by SuNNNy Days LLC, a Delaware limited liability company (“Seller”), and Ivory OSREC OS Aggregator LLC, a Delaware limited liability company (“Purchaser”), OakTrust Operating Partnership L.P., a Delaware limited partnership (“Guarantor” and together with Purchaser, each, a “Purchaser Party”), dated as of February 1, 2023 (the “Effective Date”). Each of Seller, Purchaser and Guarantor are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.
RECITALS:
WHEREAS, on the Effective Date (but after giving effect to the Assignment (as hereinafter defined)), Seller is a direct owner of 76.24% of the aggregate common membership interests in Ivory Parent, LLC, a Delaware limited liability company (“Parent”), as more particularly described in that certain Amended and Restated Limited Liability Company Agreement of Parent, dated as of the Effective Date (the “Parent Operating Agreement”).
WHEREAS, on the Effective Date, Parent owns 51.00% of the common membership interests in Ivory REIT, LLC, a Delaware limited liability company (the “Company”), as more particularly described in that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date (the “Company Operating Agreement”).
WHEREAS, Parent will own 51.00% of the common membership interests in Waterparks LLC, a Delaware limited liability company (“Waterparks”), as more particularly described in that certain Limited Liability Company Agreement of Waterparks, dated as of the Effective Date (the “Waterparks Operating Agreement”).
WHEREAS, on the Effective Date, Purchaser acquired pursuant to that certain Assignment and Assumption of Membership Interests, dated as of the Effective Date (the “Assignment”), by and between Seller and Purchaser, and owns directly, 23.76% of the common membership interests in Parent;
WHEREAS, the (i) Company owns, manages and operates, directly and/or indirectly, certain fee-owned and ground leased net leased real properties, and (ii) Waterparks owns, indirectly, certain joint venture interests in waterpark assets (collectively, the “Properties”);
WHEREAS, Purchaser has committed (and the Guarantor has agreed to cause Purchaser) to acquire from Seller, and Seller has agreed to sell and convey to Purchaser, after the Effective Date, additional common membership interests in Parent representing 25.26% of the aggregate common membership interests in Parent (such additional common membership interests, the “FIPA Interests”) such that, after giving effect to the acquisition of all FIPA Interests, Purchaser will own, in the aggregate, (i) a direct 49.02% aggregate membership interest in Parent, and (ii) an indirect 25% aggregate common membership interest in the Company and Waterparks, subject to and in accordance with the terms of this Agreement (the “Transactions”); and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
TRANSACTION PROCESS; PURCHASE PRICE
1.1    Purchase and Sale.
1.1.1    Purchaser agrees (and Guarantor shall cause Purchaser) to purchase and acquire from Seller, and Seller agrees to sell, assign, convey and transfer to Purchaser, from time to time and at one or more Closings (as hereinafter defined), all of the FIPA Interests (such that, after giving effect to the acquisition of all FIPA Interests, Purchaser owns, in the aggregate, (i) a direct 49.02% aggregate membership interest in Parent, and (ii) an indirect 25% aggregate membership interest in the Company and Waterparks) prior to the first (1st) anniversary of the Effective Date (the “Outside Closing Date”), subject to and in accordance with the terms and conditions of this Agreement.
1.1.2    On or prior to the fifth (5th) Business Day of each calendar month after the Effective Date (each, a “Closing Date”), Purchaser shall be obligated (and Guarantor shall cause Purchaser) to acquire from Seller the number of FIPA Units, if any, that would be acquired (based on the FIPA Unit Purchase Price (as defined below)) with the aggregate amount of OT Available Funds as of such date. Not later than the third (3rd) Business Day of each calendar month after the Effective Date, Purchaser shall (and Guarantor shall cause Purchaser to) deliver to Seller a written certification and notice in the form attached hereto as Exhibit A, which will include notice to Seller of the number of FIPA Units that Purchaser will acquire on the next Closing Date pursuant to the requirements of this Section 1.1.
1.1.3    Notwithstanding anything to the contrary contained in this Agreement or otherwise, (i) Seller shall have no obligation to convey any FIPA Units to Purchaser if Purchaser is not (and does not satisfy the requirements of) a Permitted Transferee, and (ii) after the Outside Closing Date, Seller shall have no obligation to sell, assign, convey and/or transfer to Purchaser or any other Person any FIPA Units pursuant to the terms of this Agreement or otherwise. “Permitted Transferee” shall mean Purchaser (or an Additional Purchaser (as hereinafter defined)) with respect to any FIPA Units if (x) funds obtained pursuant to an investment in Purchaser (or Additional Purchaser) by Guarantor or any entity wholly-owned and controlled by Guarantor are used to acquire such FIPA Units, (y) funds obtained pursuant to an investment in Purchaser (or Additional Purchaser) by any open- ended fund, separate account or other investment vehicle (or a wholly-owned subsidiary of any of the foregoing) controlled by Oak Street Real Estate Capital (“Oak Street”) with a comparable investment strategy (and no restrictions that would limit its ability to invest in the future growth of the business), and with comparable risk/return parameters, as Guarantor as of the Effective Date, are used to acquire such FIPA Units, and (z) if Fundraising Proceeds are insufficient to satisfy the Aggregate Purchase Price (and so long as Purchaser (and, as applicable, Additional Purchaser) and Guarantor are in compliance with the terms of Section 5.1 and Section 5.2), funds obtained pursuant to an investment in Purchaser (or Additional Purchaser) by the OS Closed End Funds (provided the OS Closed End Funds shall not be permitted to contribute to Purchaser (or to Parent or any other Person) or to acquire or own (directly or indirectly) FIPA Units with an at cost value (as determined at the time of acquisition of such FIPA Units by Purchaser or any other Person) in excess of $1.0 billion, in the aggregate, on or about the Effective Date and (thereafter) in connection with one or more acquisitions of FIPA Units by Purchaser or any other Person pursuant to this Agreement) are used to acquire such FIPA Units. “OS Closed End Funds” means Oak Street Real Estate Capital Fund V, LP, Oak Street Real Estate Capital Fund V (A), LP and the parallel or alternative investment vehicles commonly referred to as Oak Street Real Estate Capital Fund V, Oak Street Real Estate Capital Fund VI, LP, Oak Street Real Estate Capital Fund VI (A), LP and the parallel or alternative investment vehicles commonly referred to as Oak Street Real Estate Capital Fund VI. Purchaser may assign its rights under this Agreement to acquire FIPA Units to any Permitted Affiliate (as defined in the Equityholders’ Agreement) (as applicable, an “Additional Purchaser”) so long as (1) Additional Purchaser uses only the funds of a Permitted Transferee to acquire such FIPA Units, (2) Purchaser delivers not less than ten (10) Business Days’ prior written notice of such assignment to Seller, and(3) as necessary, the Parties and their respective Affiliates shall reasonably cooperate to amend the Parent Operating Agreement to reflect the admission of such Additional Purchaser.
1.2    Purchase Price.
1.2.1    Subject to the adjustments contemplated by this Agreement (including Section 6.5), the purchase price for all of the FIPA Interests, in the aggregate, shall be equal to the OS Minimum Funding Obligation (as defined in the Parent Operating Agreement) less Purchaser’s aggregate contributions to Parent on or about the Effective Date in connection with the consummation of the transactions contemplated by the certain Agreement and Plan of Merger, dated as of September 15, 2022 (the “Merger Agreement”), by and among Parent, the Company and STORE Capital Corporation, a Maryland corporation (the “Aggregate Purchase Price”), with each of the 252.6 units comprising the FIPA Interests (each, a “FIPA Unit”) having a purchase price equal to $4,207,988.33 per FIPA Unit (the “FIPA Unit Purchase Price”). Subject to the adjustments contemplated by this Agreement (including Section 6.5), Purchaser shall (and Guarantor shall cause Purchaser to) pay to Seller at each Closing the FIPA Unit Purchase Price multiplied by the number of FIPA Units acquired by Purchaser at such Closing (as applicable for each Closing, the “Closing Purchase Price”) by federal funds wire transfer in immediately available funds to Seller in accordance with Section 6.3.2.

1.3    Tax Matters.
1.3.1    Each of Purchaser and Seller acknowledges and agrees that for all federal, state, and local income tax purposes, it is relying solely on its own tax advisors for advice regarding the tax consequences of entering into this Agreement and consummating the Transactions (as defined below).
1.3.2    Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts, if any, as may be required to be deducted or withheld therefrom under any provision of tax law or under any applicable law; provided, however, that except as required by a change in law occurring after the date of this Agreement, no withholding shall be made under Section 1445 or 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the amount payable under this Agreement if Seller provides the Form W-9 defined in, and in accordance with, Section 6.2.1.2. Any such withheld amounts that are duly paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the relevant Party in respect of which such withholding was made.
1.3.3    The terms of this Section 1.3 shall survive Closing.
ARTICLE 2
DISCLAIMER/RELEASE
2.1    General Disclaimer.
2.1.1    Express Obligations. Except as expressly provided in this Agreement and/or any of the Closing Documents, Seller has not made to Purchaser, and has not agreed to, any covenant, representation, or warranty, express or implied, of any kind or nature whatsoever, with respect to any of the FIPA Interests (including any of the FIPA Units), any of Parent, the Company, Waterparks and/or their respective subsidiaries (the “Joint Venture Group”), any of the Properties, and/or any diligence information relating to any of the foregoing, and (except as expressly provided in this Agreement and/or the Closing Documents) all covenants, representations, and warranties are hereby disclaimed for all purposes. For purposes of this Agreement, (i) “Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and (ii) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or other legal entity, including any governmental authority or any department, agency or political subdivision thereof.
2.1.2    Disclaimed Matters. Without limiting the generality of the foregoing, other than the representations and warranties of Seller provided in Section 3.13.1 and Section 8.1 (the “Seller’s Representations”), Seller makes no express or implied representation and/or warranty whatsoever as to any of the FIPA Interests

(including any of the FIPA Units), any member of the Joint Venture Group, any of the Properties, and/or any diligence information relating to any of the foregoing (including with respect to the physical or environmental condition (including relating to laws, rules, regulations, orders, and requirements pertaining to the use, handling, generation, treatment, release, storage, or disposal of any toxic or hazardous waste or toxic or hazardous or regulated substance)), valuation or investment potential, governmental approvals, regulations or violations, or any other matter or attribute relating to or affecting any of the FIPA Interests (including any of the FIPA Units), any member of the Joint Venture Group, any of the Properties, and/or any diligence information relating to any of the foregoing (collectively, the “Disclaimed Matters”), and except for the Seller’s Representations, no Person acting on behalf of Seller is or has been authorized to make any representation and/or warranty with respect to any of the Disclaimed Matters.
2.1.3    Purchaser Party Acknowledgements. EACH OF THE PURCHASER PARTIES ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR SELLER’S REPRESENTATIONS, EACH OF SELLER, ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, PARTNERS, MEMBERS, SHAREHOLDERS, MANAGERS, PERSONAL REPRESENTATIVES, TRUSTEES, OR EMPLOYEES (COLLECTIVELY, THE “SELLER PARTIES”) HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM ANY OF THE FIPA INTERESTS (INCLUDING ANY OF THE FIPA UNITS), ANY MEMBER OF THE JOINT VENTURE GROUP, AND/OR ANY OF THE PROPERTIES; (III) THE SUITABILITY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTIES; (VI) THE NATURE, QUALITY, OR CONDITION OF THE PROPERTIES, INCLUDING THE INDOOR AND OUTDOOR ENVIRONMENT AIR QUALITY, WATER, SOIL, AND GEOLOGY; (VII) COMPLIANCE BY ANY MEMBER OF THE JOINT VENTURE GROUP OR ANY PROPERTY WITH APPLICABLE LAW, INCLUDING ANY FEDERAL, STATE, AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION, HEALTH AND SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDINANCES, ORDERS, REQUIREMENTS OR COMMON LAW, INCLUDING TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SAFE DRINKING

WATER ACT, AS AMENDED, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970, AS AMENDED, THE TOXIC SUBSTANCE CONTROL ACT, AS AMENDED, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AND ANALOGOUS STATE STATUTES AND REGULATIONS; (VIII) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTE AT, ON, UNDER, OR ADJACENT TO THE PROPERTIES; AND (IX) THE CONTENT, COMPLETENESS, OR ACCURACY OF ANY DILIGENCE INFORMATION RELATING TO THE FIPA INTERESTS (INCLUDING ANY OF THE FIPA UNITS), ANY MEMBER OF THE JOINT VENTURE GROUP, AND/OR ANY OF THE PROPERTIES, AND EACH PURCHASER PARTY, AT EACH CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED THE SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH ANY PURCHASER PARTY MIGHT HAVE ASSERTED OR ALLEGED AGAINST THE SELLER PARTIES PURSUANT TO THIS AGREEMENT AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE FIPA INTERESTS (INCLUDING ANY OF THE FIPA UNITS), ANY MEMBER OF THE JOINT VENTURE GROUP, AND/OR ANY OF THE PROPERTIES. EACH PURCHASER PARTY FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES WITH QUALIFIED PERSONNEL AND REVIEW INFORMATION AND DOCUMENTATION REGARDING AND/OR AFFECTING THE FIPA INTERESTS (INCLUDING ANY OF THE FIPA UNITS), ANY MEMBER OF THE JOINT VENTURE GROUP, AND THE PROPERTIES, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PURCHASER PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATIONS AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED BY ANY SELLER PARTY. NONE OF THE SELLER PARTIES IS LIABLE OR BOUND IN ANY MANNER PURSUANT TO THIS AGREEMENT OR OTHERWISE BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE FIPA INTERESTS (INCLUDING ANY OF THE FIPA UNITS), ANY MEMBER OF THE JOINT VENTURE GROUP, AND/OR ANY OF THE PROPERTIES (OR THE OPERATION OF ANY OF THE PROPERTIES), INCLUDING ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION FURNISHED BY ANY REAL ESTATE BROKER, ANY OTHER SELLER

PARTY OR OTHER PERSON EXCEPT TO THE EXTENT EXPRESSLY AGREED IN THIS AGREEMENT. EACH PURCHASER PARTY ACKNOWLEDGES FOR ITSELF AND ITS SUCCESSORS, HEIRS AND ASSIGNEES THAT (I) EACH PURCHASER PARTY HAS BEEN GIVEN A REASONABLE OPPORTUNITY TO INSPECT AND INVESTIGATE THE FIPA INTERESTS (INCLUDING ANY OF THE FIPA UNITS), THE JOINT VENTURE GROUP, AND THE PROPERTIES AND THE RELATED DILIGENCE INFORMATION, EITHER INDEPENDENTLY OR THROUGH AGENTS AND EXPERTS OF ITS CHOOSING, AND (II) PURCHASER IS ACQUIRING THE FIPA INTERESTS AND THE FIPA UNITS, AND AN INDIRECT INTEREST IN THE OTHER MEMBERS OF THE JOINT VENTURE GROUP AND THE PROPERTIES ON AN AS-IS BASIS, BASED UPON EACH PURCHASER PARTY’S OWN INVESTIGATION AND INSPECTION THEREOF.
2.1.4    EXCEPT WITH RESPECT TO THE SELLER’S REPRESENTATIONS, EACH PURCHASER PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, PARTNERS, MEMBERS, SHAREHOLDERS, MANAGERS, PERSONAL REPRESENTATIVES, TRUSTEES AND EMPLOYEES (COLLECTIVELY, THE “PURCHASER RELATED PARTIES”) AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, EFFECTIVE AS OF EACH CLOSING DATE, RELEASES THE SELLER PARTIES FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH ANY PURCHASER PARTY AND/OR ANY OF THE OTHER PURCHASER RELATED PARTIES HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE FIPA INTERESTS (INCLUDING ANY OF THE FIPA UNITS), ANY MEMBER OF THE JOINT VENTURE GROUP, AND/OR ANY OF THE PROPERTIES, AND EACH PURCHASER PARTY, ON BEHALF OF ITSELF AND ALL OF THE OTHER PURCHASER RELATED PARTIES AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AGREES THAT IT (AND ANY OF THEM) WILL NOT LOOK TO ANY OF THE SELLER PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.
2.1.5    EACH PURCHASER PARTY FURTHER DECLARES AND ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF EACH PURCHASER PARTY, AND EXPLAINED IN DETAIL, AND THAT EACH PURCHASER PARTY AND SELLER HAVE VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVERS. EACH PURCHASER PARTY FURTHER DECLARES AND ACKNOWLEDGES THAT THE FOREGOING RELEASES WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THEIR EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS. EACH PURCHASER PARTY, ON BEHALF OF ITSELF AND ALL OF THE OTHER

PURCHASER RELATED PARTIES AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS, INCLUDING ANY STATUTE OR CASE LAW WHICH MAY PROVIDE IN EFFECT:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
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BY SIGNING BELOW, EACH PURCHASER PARTY, ON BEHALF OF ITSELF AND THE OTHER PURCHASER RELATED PARTIES AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ACKNOWLEDGES THAT (i) THIS SECTION 2.1 HAS BEEN READ, AND FULLY UNDERSTOOD, BY EACH PURCHASER PARTY, (ii) EACH PURCHASER PARTY HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT THE MEANING AND SIGNIFICANCE OF THE TERMS OF THIS SECTION 2.1, AND (iii) EACH PURCHASER PARTY HAS WILLINGLY ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 2.1.

ACKNOWLEDGEMENT

PURCHASER

Ivory OSREC OS Aggregator LLC, a Delaware limited liability company

By:	/s/Michael Reiter
Name: Michael Reiter
Its: Authorized Representative

GUARANTOR

OakTrust Operating Partnership L.P., a Delaware limited partnership

By:	Oak Street Net Lease Trust, a Maryland statutory trust, its general partner

By:	/s/Michael Reiter
Name: Michael Reiter
Its: Authorized Representative
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2.1.6    Survival. The provisions of this Section 2.1 shall survive the Closing.
2.1.7    Superseding Provisions. The provisions of this Section 2.1 are subject to the provisions of Section 2.2, and to the extent of any conflict between the provisions of this Section 2.1 and the provisions of Section 2.2, the provisions of Section 2.2 shall control.
2.2    Reserved Claims. Notwithstanding the provisions of Section 2.1 or any other provision of this Agreement:
2.2.1    Nothing in this Agreement shall release or discharge Seller or any of the other Seller Parties (or any member of the board of directors of the Company or Waterparks appointed by Seller or any of the other Seller Parties) from any of their respective obligations or liabilities first arising and/or occurring from and after the Effective Date pursuant to (i) the Parent Operating Agreement, (ii) the Company Operating Agreement, and/or (iii) the Waterparks Operating Agreement (collectively the “Organizational Documents”), but expressly excluding provisions of the Organizational Documents relating to Purchaser’s acquisition of additional equity interests in Parent pursuant to this Agreement. Purchaser expressly reserves any and all claims, rights and remedies available to Purchaser in connection with any of the obligations and liabilities of Seller or any of the other Seller Parties described in this Section 2.2.
2.2.2    The provisions of this Section 2.2 shall survive the Closing and/or termination of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Seller’s Representations and Warranties. As a material inducement for Purchaser to enter into this Agreement, Seller represents to Purchaser, as of the Effective Date and each Closing Date, as follows:
3.1.1    Organization. Seller is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization.
3.1.2    Authority/Consent. Seller possesses all requisite limited liability company power, authority, and consents, and Seller has taken all actions required by its organizational documents and applicable law to execute and deliver this Agreement and the Seller’s Closing Documents (as defined below) and to consummate the Transactions occurring on the applicable Closing Date. This Agreement has been duly executed and delivered by Seller. This Agreement and the Seller’s Closing Documents constitute valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws or equitable principles of general application affecting the rights of creditors generally.

3.1.3    Litigation. There are no (i) claims, suits, actions or other legal proceedings pending or, to Seller’s knowledge, threatened against Seller, or (ii) outstanding orders or unsatisfied judgments from any governmental authority binding upon Seller, in each case, that would, individually or in the aggregate, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement or the Seller’s Closing Documents delivered on the applicable Closing Date or to consummate the Transactions occurring on such Closing Date as contemplated hereby or thereby.
3.1.4    OFAC; AML. Neither Seller nor any of its direct or, to Seller’s knowledge, indirect equity owners, nor to Seller’s knowledge any of their respective employees, officers, or directors, is a Person or entity who is a target of U.S. economic sanctions regulations maintained by OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List), or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action relating to sanctioned or blocked persons.
3.1.5    No Conflicts. The execution and delivery of this Agreement and the Seller’s Closing Documents by Seller on the applicable Closing Date, and the consummation by Seller of the Transactions, do not and will not: (i) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination, acceleration or modification of any obligation, right or benefit under, the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or its property is bound, (ii) subject to the truth and accuracy of Purchaser’s representations and warranties in Section 3.2.5 of this Agreement, (a) violate any applicable law or any judgment, order, injunction, or decree to which Seller is subject, or (b) require the consent, approval, authority, order of, or notice to, any court or governmental authority or any other Person that has not been previously obtained in writing and delivered to Purchaser, or (iii) result in the creation or imposition of any Lien on or with respect to the FIPA Units conveyed to Purchaser on such Closing Date, other than any Lien arising as a result of securities laws and/or the Organizational Documents.
3.1.6    Bankruptcy. No bankruptcy, insolvency, reorganization, or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller.
3.1.7    Ownership of FIPA Interests. As of each Closing Date, Seller has good title to, holds of record, and owns the FIPA Units to be acquired by Purchaser on such Closing Date, in each case free and clear of any pledges, liens, charges, encumbrances and/or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens arising as a result of securities laws and/or the Organizational Documents.

For purposes of this Agreement, the term Seller’s “knowledge” means the actual knowledge of the Designated Representative of Seller, without taking into account any constructive or imputed knowledge, and will not be construed to refer to the knowledge of any other Person, or to impose upon the Designated Representative of Seller any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative of Seller any individual personal liability. Any representation and/or warranty made “to Seller’s knowledge” (or words of similar import) will not be deemed to imply any duty of inquiry. As used herein, the term “Designated Representative of Seller” refers to Jesse Hom.
3.2    Representations and Warranties of Purchaser and Guarantor. As a material inducement for Seller to enter into this Agreement, each of Purchaser and Guarantor (each for itself and for the other Purchaser Party), represents to Seller, as of the Effective Date and each Closing Date, as follows:
3.2.1    Organization. Such Party is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization.
3.2.2    Authority/Consent. Such Party possesses all requisite limited liability company (or other) power, authority, and consents, and such Party has taken all actions required by its organizational documents and applicable law to execute and deliver this Agreement and the Purchaser’s Closing Documents (as defined below), as applicable, and to consummate the Transactions occurring on the applicable Closing Date. This Agreement and the Purchaser’s Closing Documents, as applicable, constitute valid and binding obligations of such Party enforceable against such Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws or equitable principles of general application affecting the rights of creditors generally.
3.2.3    Litigation. There are no (i) legal proceedings pending or, to such Party’s knowledge, threatened against such Party or (ii) outstanding orders or unsatisfied judgments from any governmental authority binding upon such Party, in each case, that would, individually or in the aggregate, prevent or materially delay the ability of such Party to enter into and perform its obligations under this Agreement or the Purchaser’s Closing Documents, as applicable, delivered on the applicable Closing Date or consummate the Transactions occurring on such Closing Date as contemplated hereby or thereby.
3.2.4    OFAC. Neither such Party nor any of its direct or indirect equity owners, nor to such Party’s knowledge any of their respective employees, officers, or directors, is a Person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List,) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

3.2.5    No Conflicts. The execution and delivery of this Agreement and the Purchaser’s Closing Documents, as applicable, by such Party, and the consummation by such Party of the Transactions on the applicable Closing Date, will not: (i) conflict with, result in a breach of, or constitute a default under the organizational documents of such Party or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which such Party is a party or by which such Party or its property is bound, (ii) violate any applicable law or any judgment, order, injunction, or decree to which such Party is subject, or (iii) require the consent, approval, authority, order of, or notice to, any court or governmental authority or any other Person that has not been previously obtained in writing and delivered to such Party.
3.2.6    Bankruptcy. No bankruptcy, insolvency, reorganization, or similar action or proceeding, whether voluntary or involuntary, is pending, or, to such Party’s knowledge, has been threatened in writing, against such Party.
3.2.7    Pipeline Transactions. As of the Effective Date, (i) the OT Parties are subject to a written binding commitment and obligation to consummate the acquisition of each investment set forth on Schedule 1 attached hereto or additional investments reasonably agreed to by Seller in writing (each, a “Binding Pipeline Obligation”) and (ii) the cost of each Binding Pipeline Obligation shall not exceed the amount set forth next to such Binding Pipeline Obligation on Schedule 1, except for reasonable adjustments for changes in the amount of debt proceeds or other reasonable modifications with respect to any Binding Pipeline Obligation that in the aggregate do not materially change the obligations described on Schedule 1 for all Binding Pipeline Obligations taken as a whole. Each Binding Pipeline Obligation (x) remains a binding obligation of the OT Parties, (y) has been consummated in accordance with the term of Schedule 1, or (z) has terminated and Purchaser has notified Seller in writing of such termination and that such transaction is no longer a Binding Pipeline Obligation.
3.2.8    Purchaser is (and on the Closing on which Purchaser acquires FIPA Units hereunder shall be) a Permitted Transferee.
For purposes of this Agreement, the term “knowledge” with respect to Purchaser, and/or Guarantor means the actual knowledge of the Designated Representative of the Purchaser Parties, without taking into account any constructive or imputed knowledge, and will not be construed to refer to the knowledge of any other Person, or to impose upon such Designated Representative of the Purchaser Parties any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon the Designated Representative of the Purchaser Parties any individual personal liability. Any representation and/or warranty made “to the knowledge” (or words of similar import) with respect to Purchaser, and/or Guarantor will not be deemed to imply any duty of inquiry. As used herein, the term “Designated Representative of the Purchaser Parties” refers to Marc Zahr.

3.3    Survival.
3.3.1    All of Seller’s Representations, and all representations and warranties of Purchaser in Section 3.2 and Section 8.1 (“Purchaser’s Representations”) and in any of the Purchaser’s Closing Documents shall survive each Closing until the expiration of the statute of limitations (the “Survival Period”). No Party shall have any liability for any claim made pursuant to this Agreement or otherwise in connection with the Transactions with respect to any representation, warranty, covenant or agreement unless a Claim Notice (as defined below) identifying the breach relating to such representation, warranty, covenant or agreement is provided by the non-breaching Party to the breaching Party prior to the expiration of the Survival Period. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Period shall govern when any such claim may be brought. If a Claim Notice has been given in accordance with this Agreement prior to the expiration of the Survival Period with respect to any representation, warranty, covenant or agreement, then the Survival Period shall toll solely with respect to such claim (and the applicable representation, warranty, covenant or agreement) while such claim is outstanding until resolution by mutual agreement of the Parties or resolution of the Dispute in accordance with the terms of Section 10.6.
3.3.2    Each of the representations, warranties, covenants and agreements herein shall automatically be null and void and of no further force and effect following the expiration of the Survival Period, unless, on or prior to expiration of the Survival Period, a Party shall have provided the other Party with a notice (a “Claim Notice”) alleging that the other Party is in breach of the terms of this Agreement or Closing Documents and specifying in reasonable detail the nature of such breach.
ARTICLE 4
OTHER AGREEMENTS
4.1    Transfer Taxes. Transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with the consummation of any of the Transactions shall be paid by the applicable party in accordance with local custom.
4.2    Future Distributions. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to all distributions with respect to any FIPA Units if and to the extent such distributions are attributable to the period of Seller’s ownership of such FIPA Units and whether or not the distributions are (or were) made prior to or after the date such FIPA Units were sold and conveyed to Purchaser pursuant to any Closing (and any distributions and/or payments with respect to the FIPA Units shall be prorated based on the number of days of Seller’s ownership of the FIPA Units during any payment period, as applicable). Purchaser and Guarantor shall cause any distributions to which

Seller is entitled pursuant to the terms of this Section 4.2 to be paid to Seller promptly upon receipt.
4.3    Survival. The terms of this Article 4 shall survive the Closing.
ARTICLE 5
PURCHASER/GUARANTOR COVENANTS
5.1    Fundraising. From and after the Effective Date until the earlier of (i) the date Closing has occurred hereunder with respect to all FIPA Interests, and (ii) the Outside Closing Date (such period, the “Fundraising Covenants Effective Period”) (provided if Seller makes a FIPA Member Loan (as defined in the Parent Operating Agreement) to Purchaser for the purpose of funding the Closing Purchase Price for any FIPA Units, the Fundraising Covenants Effective Period shall automatically be extended until the date the FIPA Member Loan (and all interest accrued thereunder) is paid by Purchaser to Seller and satisfied in full), (A) Purchaser shall (and Guarantor shall cause Purchaser to), and (B) Guarantor shall (and shall cause and ensure that Oak Street Net Lease Trust and each of their respective subsidiaries) (Guarantor, Oak Street Net Lease Trust and their respective subsidiaries (including Purchaser), collectively, the “OT Parties”), in each case pursue in good faith and in the ordinary course the capital raising process and all fundraising for all such entities (all funds received or obtained by any of the OT Parties in connection with or as the result of such capital raising process and any and all fundraising efforts, in the aggregate, the “Fundraising Proceeds”).
5.2    Use of Fundraising Proceeds. During the Fundraising Covenants Effective Period, each of Purchaser and Guarantor shall (and shall cause and ensure that Purchaser and the other OT Parties shall) use, apply and expend all OT Available Funds and all Other OT Available Proceeds solely (i) to acquire FIPA Units on each Closing Date in accordance with the terms of this Agreement, and (ii) if Seller makes the FIPA Member Loan to Purchaser, to repay and satisfy in full the FIPA Member Loan as soon as possible thereafter. For the purposes of this Agreement, (A) “OT Available Funds” means all Fundraising Proceeds, but expressly excluding amounts required (1) to satisfy the Binding Pipeline Obligations on the terms set forth in Schedule 1 (but only so long as any transaction remains a Binding Pipeline Obligation), (2) to pay ordinary course administrative and operating expenses of the OT Parties and amounts required to be paid by an OT Party pursuant to contracts binding on such OT Party in each case to the extent such expenses become due and payable within the immediately following thirty (30) day period or to the extent otherwise satisfied in a commercially reasonable manner, (3) mandatory payments under any credit facility or other debt instruments, (4) amounts required to make a distribution equal to a 7% annual return on investment, payable on a monthly basis, to the investors in the OT Parties, (5) redemptions and repurchases of investors’ interests in the OT Parties in accordance with the Guarantor offering materials, as amended (currently, not in excess of 2% of aggregate NAV per month/5% of aggregate NAV per quarter), (6) customary reserves maintained in the ordinary course, (7) amounts funded in relation to assets owned by the OT Parties as necessary or appropriate for the protection or preservation of such assets, and (8) other pipeline opportunities approved by Seller in writing in its reasonable discretion, and (B)

“Other OT Available Proceeds” means, to the extent received or generated during the Fundraising Covenants Effective Period (1) the net proceeds (after payment of taxes and other reasonable, ordinary course expenses and obligations including amounts required to make a distribution equal to a 7% annual return on investment to its investors or distributions to eliminate taxable income as a REIT) of any sale or other disposition of any asset(s) or vehicles (or, in each case, any portion thereof) by any of the OT Parties, including pursuant to any recapitalization or co-investment (or similar transaction) with the Seller or its Affiliates, and (2) the net proceeds of any financing or refinancing of any asset(s) of any of the OT Parties (after payment of taxes and other reasonable, ordinary course expenses and obligations, including amounts required to make a distribution equal to a 7% annual return on investment to its investors or distributions to eliminate taxable income as a REIT).
ARTICLE 6
CLOSING
6.1    Closing Transactions. In connection with the consummation of the sale, assignment, conveyance and transfer of any FIPA Units by Seller to Purchaser on each Closing Date as contemplated by this Agreement (each, a “Closing”), each of Seller and Purchaser shall (and Guarantor shall cause Purchaser to) perform and comply with the terms of this Article 6. The Parties agree that none of Seller, Purchaser, and/or their respective attorneys must be physically present at any Closing and that each Closing may occur pursuant to the delivery of documents by and to the applicable Parties by overnight air courier or other means to effectuate.
6.2    Seller’s Obligations at Closing.
6.2.1    At each Closing (and on or prior to the applicable Closing Date) with respect to the FIPA Units to be conveyed at such Closing, Seller shall execute or cause to be executed (and acknowledge or cause to be acknowledged (if necessary)) and deliver originals of each of the following documents (collectively, the “Seller’s Closing Documents”):
6.2.1.1    The Assignment and Assumption Agreement in the form attached hereto as Exhibit B and dated as of such Closing Date with respect to such FIPA Units (the “Assignment and Assumption Agreement”);
6.2.1.2    A properly completed and duly executed Form W-9 from Seller (or Seller’s regarded beneficial owner, if Seller is disregarded for federal income tax purposes) (a “Form W-9”), provided that if Seller has provided a Form W-9 with respect to any Closing, it shall not be required to redeliver a new Form W-9 at any subsequent Closing except to the extent such previously provided Form W-9 has become invalid or obsolete;

6.2.1.3    Transfer tax forms, if any (“Transfer Tax Forms”), required to be executed by Seller in connection with any of the applicable Transactions; and
6.2.1.4    Such other documents to be executed by Seller as may be reasonably necessary or appropriate to effect the consummation of the Transactions.
6.2.2    Acknowledgement. At Closing, Seller shall cause each member (other than Seller and Purchaser (and any of their respective Affiliates)) and each manager of Parent, the Company and Waterparks, if any, to execute and deliver an acknowledgement of such Closing and the transaction contemplated thereby.
6.2.3    Costs. Seller will pay all costs allocated to Seller pursuant to Section 6.4.1 (Transaction Expenses).
6.3    Purchaser’s Obligations at the Closing.
6.3.1    Closing Documents. At each Closing with respect to the FIPA Units to be conveyed at such Closing, Purchaser shall execute or cause to be executed (and acknowledge or cause to be acknowledged (if necessary)) and deliver originals of each of the following documents (collectively, the “Purchaser’s Closing Documents”, and together with the Seller’s Closing Documents, the “Closing Documents”):
6.3.1.1    The Transfer Tax Forms, if any, required to be executed by Purchaser in connection with the applicable Transactions;
6.3.1.2    The Assignment and Assumption Agreement with respect to such FIPA Units; and
6.3.1.3    Such other documents to be executed by Purchaser as may be reasonably necessary or appropriate to effect the consummation of the applicable Transactions.
6.3.2    Disbursements at Closing. Purchaser shall fund (or cause to be funded) to Seller the amount due to Seller as shown on the settlement statement delivered at or prior to such Closing Date via federal funds wire transfer of immediately available funds, to accounts designated by Seller in a written notice, which notice shall contain all information necessary for Purchaser to effectuate such wire transfer.
6.3.3    Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 6.4.2 (Transaction Expenses) and otherwise required to be paid by Purchaser pursuant to the terms of this Agreement.

6.4    Transaction Expenses.
6.4.1    Seller shall pay all costs, fees and expenses incurred by Seller (and/or its Affiliates) in connection with the Transactions, including for Seller’s counsel, representatives and consultants.
6.4.2    Purchaser shall pay all costs, fees and expenses incurred by Purchaser (and/or its Affiliates) in connection with the Transactions, including for Purchaser’s counsel, representatives and consultants.
6.4.3    Notwithstanding anything to the contrary contained in this Agreement, the obligations set forth in this Section 6.4 shall survive the Closing.
6.5    Prorations and Adjustments. With respect to each Closing and each of the FIPA Units to be acquired by Purchaser on the applicable Closing Date, in addition to any other adjustments provided for in this Agreement, the FIPA Unit Purchase Price for each of such FIPA Units shall be increased to reflect proportionately any capital contributions made by Seller after the Effective Date (that is, after the consummation of the transactions contemplated by the Merger Agreement) (or, as applicable, after the immediately prior Closing Date) and prior to such Closing Date with respect to such FIPA Units, and shall be decreased to reflect proportionally any distributions made to Seller that is directly attributable to proceeds from any sale of any Property or any Company or Waterparks refinancing proceeds (and the Organizational Documents shall provide for the adjustment to the number of units (or fractional units) in consideration of any such capital contributions or distributions for which Seller shall be compensated to the extent required to reflect such capital contributions or distributions without duplication).
6.6    Closing Conditions. At each Closing (and on or prior to the applicable Closing Date) with respect to the FIPA Units to be conveyed at such Closing, as a condition precedent to (a) Purchaser’s obligation under this Agreement to acquire such FIPA Units, (1) Seller shall have delivered to Purchaser all of Seller’s Closing Documents in connection therewith as of such Closing Date and (2) the representations and warranties of Seller under Section 3.1 shall be true and accurate as of such Closing Date, and (b) Seller’s obligation under this Agreement to sell such FIPA Units to the applicable Purchaser at such Closing, (1) the transaction shall comply with the terms of Section 1.1.3(i), (2) Purchaser shall have delivered to Seller all of Purchaser’s Closing Documents in connection therewith as of such Closing Date, (3) Purchaser shall have paid the Closing Purchase Price for such FIPA Units and (4) the representations and warranties of Purchaser under Section 3.2 shall be true and accurate as of such Closing Date.
ARTICLE 7
POST CLOSING REMEDIES
7.1    Default - Remedies. Notwithstanding anything to the contrary contained in this Agreement or any Closing Document (but in all events subject to the terms of Section 7.2), but subject to the terms of Section 3.3 and Section 10.14, (i) the sole and exclusive remedy available to a Party in the event of any breach of any representation, warranty, covenant or agreement by any other Party (including from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) is the right to seek damages against the defaulting Party in accordance with the terms of this Section 7.1, (ii) in no event shall any Party or any party to any Closing Document have any liability under any provision hereof or thereof for any consequential (including any diminution in value), exemplary, incidental, special or punitive damages in connection with this Agreement, any Closing Document and/or any of the Transactions, and (iii) the maximum amount recoverable against any Party for any and all claims and damages pursuant to this Agreement shall be the amount of the Closing Purchase Price at each Closing, in the aggregate. Any payments made by any Party to the other Party pursuant to this Article 7 shall be treated as adjustments to the Aggregate Purchase Price for federal income tax purposes (and corresponding state and local tax purposes) unless otherwise required by applicable law. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, with respect to any Closing (and the applicable originally scheduled Closing Date), Purchaser shall be entitled to seek specific performance with respect to the conveyance of any FIPA Units to the applicable Permitted Transferee in accordance with the terms of this Agreement so long as Purchaser makes a claim for specific performance in accordance with the terms of this Agreement within sixty (60) days of the originally scheduled Closing Date.
7.2    Liquidated Damages. Notwithstanding anything to the contrary contained in this Agreement (including Section 7.1), in the event any of Purchaser or Guarantor breaches any of its covenants and/or obligations set forth in Section 5.1 or Section 5.2 (including if any such Party fails to (or fails to cause any other OT Party to) comply with Section 5.1 or Section 5.2) (provided if any such breach was unintentional, any such Party shall have the right to cure such breach if such cure is completed within ten (10) business days of the date any of Purchaser or Guarantor has actual knowledge, or receives written notice, of such breach), Seller shall be entitled to, as liquidated damages, (i) immediate payment by Guarantor, in the event of a breach of any of the covenants and/or obligations of Purchaser and/or Guarantor set forth in Section 5.1 or Section 5.2, to Seller of an aggregate amount equal to Five Hundred Million Dollars ($500,000,000), and (ii) the waiver by Purchaser and its Affiliates (including Oak Street Real Estate Capital and its Affiliates) of 85% of any promote, carried interest, or other similar fee or payment (the “Promote Payments”) otherwise earned or to be earned on the capital of one or more Affiliates of Seller with respect to Oak Street Promote G LLC, a Delaware limited liability company (or any other “promote” vehicle formed pursuant to that certain Master Transaction Agreement, dated as of November 29, 2021, by and between Affiliates of Purchaser and Seller) (clause (i) and clause (ii), the “FIPA Payment and Waiver”). The FIPA Payment and Waiver in Section 7.2(ii) includes Promote Payments associated with commitments existing prior to and/or as of the Effective Date (a current commitment of Three Hundred Million Dollars (US$300,000,000)) and any future commitments and/or upsize, and any co-investments or other vehicles, with Oak Street Real Estate Capital and/or its Affiliates of up to Six Hundred Million Dollars (US$600,000,000) of invested capital in one or more Affiliates of Seller. The FIPA Payment and Waiver is liquidated damages and Seller’s sole and exclusive remedy for any breach by Purchaser or Guarantor of any of the terms of Section 5.1 or Section 5.2 (including if Purchaser or Guarantor fails to cause any other OT Party to comply with Section 5.1 or Section 5.2). EACH OF SELLER, PURCHASER, AND

GUARANTOR ACKNOWLEDGES THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE FIPA PAYMENT AND WAIVER IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM ANY BREACH BY PURCHASER OR GUARANTOR OF SECTION 5.1 OR SECTION 5.2 (INCLUDING IF ANY SUCH PARTY FAILS TO CAUSE ANY OTHER OT PARTY TO COMPLY WITH SECTION 5.1 OR SECTION 5.2). EACH OF SELLER, PURCHASER AND GUARANTOR FURTHER AGREES THAT THIS SECTION 7.2 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER AND GUARANTOR, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO ANY BREACH BY PURCHASER OR GUARANTOR OF SECTION 5.1 OR SECTION 5.2 (INCLUDING IF ANY SUCH PARTY FAILS TO CAUSE ANY OTHER OT PARTY TO COMPLY WITH SECTION 5.1 OR SECTION 5.2). Purchaser and Guarantor’s obligations pursuant to Section 5.1 and Section 5.2 shall terminate at the expiration of the Fundraising Covenants Effective Period (provided any breach or violation that occurs prior to the Fundraising Covenants Effective Period shall survive for the applicable Survival Period and a claim may be brought by Seller in accordance with the terms of this Agreement).
7.3    Knowledge of Default.
7.3.1    Notwithstanding anything to the contrary contained in this Agreement, if any of the Seller’s Representations contained in this Agreement or in any of the Closing Documents on any Closing Date or at any Closing is false or inaccurate, or Seller is in breach or default of any of its covenants or other obligations under this Agreement or any Closing Document on any Closing Date or at any Closing that survive such Closing, and Purchaser nonetheless closes the Transactions and acquires the FIPA Units that are conveyed pursuant to such Closing, then Seller shall have no liability or obligation respecting such false or inaccurate representation(s) or warranty(ies) or other breach or default (and any cause of action resulting therefrom shall terminate upon such Closing) if at or prior to such Closing Date, the Designated Representative of the Purchaser Parties had actual knowledge of the false or inaccurate representations or warranties or other breach or default.
7.3.2    Notwithstanding anything to the contrary contained in this Agreement, if any of the Purchaser’s Representations contained in this Agreement or in any of the Closing Documents on any Closing Date or at any Closing is false or inaccurate, or any Purchaser Party is in breach or default of any of its covenants or other obligations under this Agreement or any Closing Document on any Closing Date or at any Closing that survive such Closing, and Seller nonetheless closes the Transactions and sells to Purchaser the FIPA Units at such Closing, then the Purchaser Parties shall have no liability or obligation respecting such false or inaccurate representation(s) or warranty(ies) or other breach or default (and any cause of action resulting therefrom shall terminate upon such Closing) if at or prior to such Closing Date, the Designated Representative of Seller had actual knowledge of the false or inaccurate representations or warranties or other breach or default.

7.4    Survival. The terms of this Article 7 shall survive the Closing.
ARTICLE 8
BROKERAGE COMMISSION
8.1    Brokers. Seller represents and warrants to the other Parties that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with the Transactions and that Seller has not dealt with or negotiated with any Person, or taken any other action, that results in any real estate broker’s or finder’s fees or commissions being due and payable to any party with respect to the Transactions. For clarification, the foregoing shall not apply to any fees and/or commissions payable to any broker in connection with the Transactions, which has been paid (or shall be paid) by one or more of the Joint Venture Group (and indirectly borne by the investors in the Joint Venture Group). Each Party (other than Seller) hereby represents and warrants to Seller that such Party has not contracted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with the Transactions and that such Party has not dealt with or negotiated with any Person, or taken any other action, that results in any real estate brokerage or finder’s fees or commissions being due or payable to any party with respect to the Transactions.
8.2    Indemnity. Seller shall indemnify and hold the Purchaser Parties harmless, and each of the Purchaser Parties shall indemnify and hold Seller harmless, from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) paid or incurred by the other Party(ies) by reason of a breach of the representations and warranties or agreements made by such Party(ies) under this Article 8. Notwithstanding anything to the contrary contained in this Agreement, the obligations set forth in this Section 8.2 shall survive the Closing.
ARTICLE 9
NOTICES
9.1    Written Notice. In order to be effective, all notices, consents, approvals and disapprovals required or permitted by this Agreement to be given (“Notices”) must be in writing.
9.2    Method of Transmittal. All Notices shall be (i) delivered by nationally recognized overnight delivery service, (ii) placed in the United States mail, certified with return receipt requested, properly addressed and with the full postage prepaid, (iii) electronic mail, or (iv) personally delivered, provided any Party may require (by delivery of written notice to the other Parties hereto via electronic mail) that any notice or other communication shall be delivered to such Party via electronic mail in order to be effective. Notices shall be deemed received and effective on the date actually received, unless the applicable Notice is received after 5:00 p.m. (local time in New York) or on a day that is not a Business Day, in which event such Notice shall be deemed received on the next Business Day.
9.3    Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	c/o GIC Real Estate, Inc.
280 Park Avenue, 9th Floor,
New York, New York 10017
Email: JesseHom@gic.com.sg
Email: GrpNAPortOps@gic.com.sg
Email: GrpFDRENAOps@gic.com.sg

With a concurrent copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Nancy M. Olson
Email: nancy.olson@skadden.com

As to Purchaser/ Guarantor:

c/o Oak Street Real Estate Capital, LLC
30 N LaSalle Street, Suite 4140
Chicago, Illinois 60602
Attention: Michael Reiter
Jared Sheiker
Email: michael.reiter@blueowl.com
jared.sheiker@blueowl.com

With concurrent copy to:	Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attention: Andrew R. Van Noord, P.C.
Email: andrew.vannoord@kirkland.com

and to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: David A. Rosenberg, P.C.
Email: david.rosenberg@kirkland.com
Each Party will be entitled to change its address for purposes of Notice in writing, communicated in accordance with the provisions of this Article 9. Notices given on behalf of a Party by its attorneys in the manner provided for in this Section 9.3 shall be considered validly given.

ARTICLE 10
MISCELLANEOUS
10.1    Entire Agreement. This Agreement embodies the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements and undertakings regarding the Transactions.
10.2    Modifications. This Agreement may not be amended or modified except by the written agreement of Seller and Purchaser.
10.3    Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.
10.4    Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.
10.5    Assignment; Successors and Assigns. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by operation of law or otherwise) without the prior written consent of each of the other Parties (except as expressly set forth in the final sentence of Section 1.1.3). Any attempted assignment in violation of this Section 10.5 shall be void. Notwithstanding the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
10.6    Governing Law; Arbitration.
10.6.1    Governing Law. This Agreement will be governed by Delaware Law, without regard to the conflicts of law principles thereof.
10.6.2    Dispute Resolution.
10.6.2.1    Disputes. The parties hereto shall resolve all disputes arising out of, concerning, or related to this Agreement, including but not limited to any dispute relating to the interpretation, performance, breach or termination of this Agreement (each, a “Dispute”) by binding arbitration administered by the ICC International Court of Arbitration (the “ICC Court”) in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time of commencement of arbitration (the “ICC Rules”), as amended herein. The parties hereto agree that:
(a)    the legal seat and place of arbitration shall be New York, New York;
(b)    the language of the arbitration shall be English;

(c)    the arbitration shall be conducted by three (3) arbitrators. If there are only two parties to the arbitration, each party shall nominate one arbitrator in accordance with the ICC Rules and the two arbitrators so nominated shall nominate a third arbitrator, who shall serve as chair of the arbitral tribunal (the “Tribunal”), within thirty (30) days of the confirmation by the ICC Court of the appointment of the second arbitrator. If there are more than two parties to the arbitration, the parties hereto shall have thirty (30) days from receipt by respondent(s) of the request for arbitration to agree in writing to a method for the constitution of the Tribunal, failing which all three arbitrators shall be appointed by the ICC Court in accordance with the ICC Rules. On the request of any party to the arbitration, the ICC Court shall appoint any arbitrator not timely nominated in accordance with either this Agreement or such method as the parties may agree in writing for the constitution of the Tribunal;
(d)    The Tribunal shall issue its final award within one year of its appointment by the ICC Court; provided, however, that the Tribunal in its sole discretion may extend such time if it determines that it is necessary or appropriate to do so. Failure to issue a timely final award shall not preclude enforcement of that award, and shall not serve as grounds to challenge that award’s validity. The Tribunal’s decision shall be final and binding on the parties to the arbitration and enforceable in any court of competent jurisdiction; and
10.6.2.2    Consolidation of Claims. If one or more arbitrations are already pending with respect to a Dispute under this Agreement, then any party to a new Dispute under this Agreement or any subsequently filed arbitration brought under this Agreement may request that such new Dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration in accordance with the ICC Rules, whether or not the arbitrations are between identical parties. If two or more arbitrations are consolidated into a single proceeding, the arbitral tribunal for the prior pending arbitration into which a new Dispute or a subsequently filed arbitration is consolidated shall serve as the arbitral tribunal for the consolidated arbitration.
10.6.2.3    Confidentiality for Arbitration. All Disputes shall be resolved in a confidential manner. The arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration other than as may be required by applicable laws or as necessary to determine the Dispute before the Tribunal. Subject in all respects to Section 10.13 of this Agreement, no party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except to its Affiliates and such party’s (and its

Affiliates’) professional advisers and consultants, direct and indirect shareholders, investors, directors, officers, members and employees or as may be required by applicable law, regulatory or governmental entity or self-regulatory authority having authority over the disclosing party, or as may be necessary in a claim in aid of arbitration, or to obtain urgent measures or protection, or for enforcement of an arbitral award. Notwithstanding anything to the contrary set forth in this Agreement, any party may seek injunctive relief or specific performance from the federal or state courts in New York, New York with respect to breaches by any other party of the confidentiality requirements contained in this section or elsewhere in this Agreement.
10.6.2.4    Costs of Arbitration; Attorneys’ Fees. The Tribunal shall determine the allocation between the parties of the costs of the arbitration.
10.6.2.5    Remedies.
(a)    In General. Except as otherwise specifically prohibited herein, the Tribunal shall have the power to award all remedies in law or equity available under the governing law.
(b)    Preliminary Relief and Enforcement of Awards. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings, or to confirm or enforce any award of the Tribunal. In any such action (A) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the Courts of the State of New York and the Federal Courts of the United States of America located within the State of New York (each, a “New York Court”); (B) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; and (C) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a national court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect.
(c)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a New York Court, this being in addition to any other remedy to which such Party is entitled at law or in equity.
10.6.2.6    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY ARISING OUT OF OR RELATING TO ANY DISPUTE AS CONTEMPLATED BY THIS SECTION 10.6.
10.6.2.7    Continuing Obligations. Absent a preliminary or interim order to the contrary from the Tribunal, or a federal or state court in New York, New York, the mere existence of a Dispute or arbitration between the parties shall not relieve any party of its obligations under this Agreement, and all parties shall continue to perform their obligations under this Agreement pending a final decision by the Tribunal.
10.7    Exhibits. All exhibits, attachments, schedules annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.
10.8    No Rule of Construction/Use of Including. Each Party has been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by all Parties, and no rule of construction will be invoked respecting the authorship of this Agreement. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
10.9    Severability. If any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the Parties hereto shall endeavor in good faith to rewrite the affected provision to make it valid and consistent with the intent of the original provision.
10.10    Time of Essence. Time is important to each Party in the performance of this Agreement, and all Parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.
10.11    Business Days. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York or any other day on which the banking institutions in the State of New York are authorized to close.
10.12    Counterparts/Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Agreement may be transmitted by PDF attached to an email, and such PDF will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party. The Parties hereto irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and that neither this Agreement, nor any part or provision of this Agreement, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.
10.13    Confidentiality.
10.13.1Except as provided otherwise in this Section 10.13, each Party, each for the benefit of such Party and its respective Affiliates, hereby agrees that it will not release, or cause or permit to be released, to the public any press releases or notices except as set forth in this Section 10.13, publicity (oral or written) or advertising promotion relating to, or publicly announce or released (or cause or permit to be publicly announced or released), or otherwise disclose, in any manner whatsoever, (i) the name(s) of any other Party or any other Party’s Affiliates in relation to any of the Transactions, or (ii) the existence of this Agreement or any of the terms, conditions or substance of this Agreement or the Transactions, without in each case first obtaining the consent of the other Party (which consent may be granted or withheld in such Party’s sole discretion). Each Party shall cause its Permitted Disclosees to comply with the terms of this Section 10.13 as if such Permitted Disclosee was such Party, as applicable (and each Party agrees that any breach of this Section 10.13 caused by any disclosure by any of its Permitted Disclosees shall be deemed a breach by such Party hereunder).
10.13.2It is understood and agreed that the foregoing shall not preclude any Party and/or its Affiliates disclosing information (i) that is or becomes public (so long as the disclosure is not the result of a violation of the terms of this Section 10.13), (ii) on a confidential basis to such Party’s Affiliates and to its and their respective officers, directors, employees, attorneys, accountants, professional consultants, agents, financial advisors, other advisors or representatives, rating agencies, current or potential joint venture partners, current or potential investors or limited partners, current or potential lenders or other similar financial sources (collectively,

“Permitted Disclosees”), or (iii) if necessary to comply with applicable laws or regulations or the requirements of a court of competent jurisdiction, including without limitation, governmental regulatory disclosure, tax and securities reporting requirements or pursuant to a subpoena or other legal proceeding.
10.14    Exculpation. Notwithstanding anything to the contrary in this Agreement or Closing Document, no Affiliate of any Party (other than any Party to this Agreement), and no officer, director, agent, partner, member, shareholder, manager, personal representative, trustee, or employee of any of the foregoing parties shall be personally liable for the performance of the obligations of, or in respect of any claims against, any Party arising under this Agreement, any Closing Document and/or the Transactions. No personal determination pursuant to Section 10.6 or judgment shall be sought or obtained against any of the foregoing (other than any Party, as applicable) in connection with this Agreement, any Closing Document and/or the Transactions.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER

SUNNNY DAYS LLC,
a Delaware limited liability company

By:	/s/Jesse Hom
Name:	Jesse Hom
Title:	Authorized Signatory

By:	/s/Daniel Santiago
Name:	Daniel Santiago
Title:	Authorized Signatory
[Signature Page to Forward Interest Purchase Agreement]

PURCHASER

Ivory OSREC OS Aggregator LLC,
a Delaware limited liability company

By:	/s/Michael Reiter
Name: Michael Reiter
Its: Authorized Representative

GUARANTOR

OakTrust Operating Partnership L.P.,
a Delaware limited partnership

By:	Oak Street Net Lease Trust,
a Maryland statutory trust,
its general partner

By:	/s/Michael Reiter
Name: Michael Reiter
Its: Authorized Representative
[Signature Page to Forward Interest Purchase Agreement]